Exhibit 99.1

FOCUS Enhancements Reports Second Quarter 2003 Results; Second Half 2003 Expected to Show Double Digit Revenue Growth

    CAMPBELL, Calif.--(BUSINESS WIRE)--Aug. 7, 2003--FOCUS
Enhancements, Inc. (Nasdaq:FCSE), a worldwide leader in video production and conversion technology, today announced its financial results for the quarter and six months ended June 30, 2003.

    Financial Highlights

    --  Sequential net loss reduced by $200,000

    --  $6.8 million backlog at June 30, 2003

    -- Establishing EPS guidance of $0.02 to $0.04 per share for the second half of 2003

    -- Announced increased revenue guidance of $28 to $30 million for 2003 and $2.2 million financing on July 7, 2003

    Revenue for the second quarter was $4.3 million, compared to $4.5 million reported for the second quarter 2002 and $4.1 million for the first quarter of 2003. Gross margin for the second quarter increased to 43 percent compared to 36 percent for the second quarter 2002 and last quarter's gross margin of 41 percent. Net loss for the quarter was $770,000 or $0.02 per share versus a net loss of $1.5 million or $0.04 per share for the second quarter 2002 and a net loss of $969,000 or $0.03 per share in the first quarter of 2003.
    Brett Moyer, president and CEO of FOCUS Enhancements, stated, "During the second quarter, we improved our sequential performance and achieved many long-standing milestones, which we believe will drive strong growth in the second half of the year. Most importantly, we received our initial order from Microsoft for the FS454 chip. Second, we launched the FS-3 'on-camera' FireStore solution, the most advanced version of our FireStore Direct-to-Edit (DTE) technology. This week we announced we began shipping a specially configured FireStore, the DR-DV5000 to JVC, who has started aggressively marketing the product at industry tradeshows and in magazines."
    Revenue for the first six months of 2003 was $8.4 million, compared to $9.3 million reported for the same period of 2002. Net loss for the first six months of 2003 was $1.7 million or $0.05 per share compared to a net loss of $3.2 million or $0.09 per share for the same period of 2002.
    Gary Williams, CFO of FOCUS Enhancements, stated, "FOCUS Enhancements continues to deliver on its business plan, and this quarter continued to improve financial results. In addition, we have secured financing that is expected to carry us through to cash flow positive position in the fourth quarter. With the cost controls previously implemented and increasing revenue, we expect the second half of the year to be profitable."
    Moyer continued, "Looking at our Ultra Wide Band (UWB) development project, we are moving closer to demonstrating proof-of-concept for our 802.15 wireless multimedia and video technology. We expect to demonstrate our technical concepts to our prospective partners and customers later this year. We believe UWB complements our current business, and adds to our long-term growth opportunities."
    Moyer concluded, "Our long-term prospects have significantly improved, and we raised our full year earnings guidance during the quarter. We now expect to earn approximately $0.02-$0.04 per share for the second half of 2003."

    Recent Business Highlights
    Semiconductor Business:

    -- Received the initial purchase order for the FS454 chip developed by FOCUS for the Xbox, and began shipping subsequent to quarter end.

    -- Continued work on the UWB initiative by participating and presenting at the Institute of Electrical and Electronics
        Engineers (IEEE) meetings.

    -- Received ten new semiconductor design starts and 11 design wins for the second quarter of 2003 compared to 17 design starts and three design wins in the second quarter of 2002.

    -- Expanded our capability in Asia with the opening of a Taiwan Office during the quarter.

    -- Subsequent to the quarter close, announced that the FS450 video-processing chip is being used by Linksys to power the TV-out for its Wireless-B Media Adapter.

    Systems Business:

    -- Introduced the FireStore FS-3 DTE product, which directly connects to professional DV camcorders, and offers the same time-saving benefits as existing FireStore models by eliminating capturing in the video production process to provide instant access from non-linear editing applications.

    -- Won Best of Show Award from Videography Division of United Entertainment Media at the National Association of
        Broadcasting (NAB) show in Las Vegas in early April for the FOCUS/JVC DR-DV5000.

    -- Announced that The Good Guys retail electronic stores will be selling the full line of CenterStage products including CS-1, CS-2 and CS-HD.

    Investor Conference Call

    The company will host a shareholder conference call to discuss the second quarter 2003 results on Thursday, August 7, 2003 at 1:30 p.m. PST, after which management will host a question and answer session. To participate, please log onto www.FOCUSinfo.com or dial 706-634-0182, at least 10 minutes prior to the call and ask to be connected to the FOCUS Enhancements conference call. A replay of the call will be available on FOCUS Enhancements' web site, www.FOCUSinfo.com through September 6, 2003. A telephone replay will be available through August 11, 2003; dial 706-645-9291, and enter access code 1872947.

    About FOCUS Enhancements, Inc.

    FOCUS Enhancements, Inc. (Nasdaq:FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, Game Cards, Internet TV, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

    Statements about future results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Demand for FOCUS' products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions and changes in customer order patterns. Revenue and the gross margin percentage are affected by pricing pressures and other competitive factors, as well as market acceptance of FOCUS' new products and the development and timing of compelling applications that take advantage of the features of certain of our products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new and strategic products, as well as the timing of new product introductions and sustaining and growing new businesses. The gross margin percentage could also be affected by the execution of the manufacturing ramp, excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing assets. Such projections are based upon many factors and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of FOCUS Enhancements. Important assumptions and other important factors, including risk factors, that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-KSB for the year ended December 31, 2002 and other filings with the SEC. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.



                 Condensed Consolidated Balance Sheets
                 (in thousands, except per share data)
                              (unaudited)



                                             June 30,     December 31,
                                               2003          2002
                                           -----------   -------------

                 ASSETS
Current assets:
  Cash and cash equivalents                    $162         $1,310
  Accounts receivable, net of
   allowances of $391 and $403 at
   June 30, 2003 and December 31, 2002,
   respectively                               2,253          1,628
  Inventories                                 2,420          2,350
  Prepaid expenses and other
   current assets                               205            185
                                           -----------   -------------
     Total current assets                     5,040          5,473

Property and equipment, net                     141            191
Capitalized software development costs           --             40
Other assets                                     59             86
Intangibles, net                                795          1,053
Goodwill                                      5,191          5,191
                                           -----------   -------------
     Total assets                           $11,226        $12,034
                                           ===========   =============

 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Obligations under capital leases,
   current portion                              $21            $44
  Accounts payable                            2,522          1,860
  Accrued liabilities                         2,150          2,018
                                           -----------   -------------
     Total current liabilities                4,693          3,922

Convertible notes payable to stockholder      3,867          3,867
Obligations under capital leases,
 non-current                                     --              1
                                           -----------   -------------

     Total liabilities                        8,560          7,790
                                           -----------   -------------

Commitments and contingencies

Stockholders' equity
  Preferred stock, $.01 par value;
   authorized 3,000,000 shares; 1,904
   shares issued at June 30, 2003 and
   December 31, 2002 (aggregate
   liquidation preference $2,267)                --               --
  Common stock, $.01 par value;
   60,000,000 shares authorized,
   37,767,397 and 37,560,537 shares
   issued at June 30, 2003 and
   December 31, 2002, respectively              378              376
  Additional paid-in capital                 66,101           65,940
  Accumulated deficit                       (63,063)         (61,323)
  Deferred compensation and price
   protection                                    --              (49)
  Treasury stock at cost, 497,055
   and 450,000 shares at June 30, 2003
   and December 31, 2002, respectively         (750)            (700)
                                           -----------   -------------
Total stockholders' equity                    2,666            4,244
                                           -----------   -------------
     Total liabilities and stockholders'
      equity                                $11,226          $12,034
                                           ===========   =============



                       Focus Enhancements, Inc.
            Condensed Consolidated Statements Of Operations
               (in thousands, except per share amounts)
                              (unaudited)


                             Three Months ended      Six Months ended
                                  June 30,               June 30,
                             -------------------    ------------------
                               2003       2002        2003      2002
                             -------   ---------    -------   --------
Net product revenues          $4,301    $ 4,453     $ 8,391   $ 8,511
Contract revenues                 --         59          --       759
                             --------  ---------    --------  --------
  Total net revenues           4,301      4,512       8,391     9,270

Cost of revenues:
  Products                     2,440      2,867       4,843     5,440
  Contract                        --         39          --       499
                             --------  ---------    --------  --------
  Total cost of revenues       2,440      2,906       4,843     5,939
                             --------  ---------    --------  --------

  Gross profit                 1,861      1,606       3,548     3,331
                             --------  ---------    --------  --------

Operating expenses:
  Sales, marketing and
   support                     1,089      1,330       2,087     2,716
  General and administrative     436        542         813     1,215
  Research and development     1,047      1,043       2,104     1,965
  Amortization expense           132        217         304       508
  Restructuring recovery         (29)        --         (29)       --
                             --------  ---------    --------  --------

   Total operating expenses    2,675      3,132       5,279     6,404
                             --------  ---------    --------  --------

   Loss from operations         (814)    (1,526)     (1,731)   (3,073)

  Interest expense, net          (51)       (34)       (102)     (117)
  Other income, net               95         48          95        24
                             --------  ---------    --------  --------

   Loss before income taxes     (770)    (1,512)     (1,738)   (3,166)

Income tax expense                --         --           2        --
                             --------  ---------    --------  --------

   Net loss                   $ (770)   $(1,512)    $(1,740)  $(3,166)
                             ========  =========    ========  ========

Loss per common share:
  Basic                       $(0.02)   $ (0.04)    $ (0.05)  $ (0.09)
                             ========  =========    ========  ========
  Diluted                     $(0.02)   $ (0.04)    $ (0.05)  $ (0.09)
                             ========  =========    ========  ========

Weighted average common
 shares outstanding:
  Basic                       37,184     35,500      37,146    35,254
                             ========  =========    ========  ========
  Diluted                     37,184     35,500      37,146    35,254
                             ========  =========    ========  ========


    CONTACT: Lippert/Heilshorn & Associates
             Lillian Armstrong, Kirsten Chapman and
             Brendan Lahiff, 415-433-3777 (Investor Relations)